Exhibit 10.2
EXECUTION COPY
SHARE PURCHASE AGREEMENT
BY AND AMONG
MYLAN LABORATORIES INC.,
MP LABORATORIES (MAURITIUS) LTD.,
PRASAD NIMMAGADDA,
PRASAD NIMMAGADDA -HUF,
G2 CORPORATE SERVICES LIMITED,
INDIA NEWBRIDGE INVESTMENTS LIMITED,
INDIA NEWBRIDGE PARTNERS FDI LIMITED,
INDIA NEWBRIDGE COINVESTMENT LIMITED,
MAXWELL (MAURITIUS) PTE. LIMITED
AND
SPANDANA FOUNDATION
DATED AS OF AUGUST 28, 2006

i

ii

Schedule I	–	List of Sellers
Exhibit A	–	Form of Opinion of Indian Counsel of the Company

iii

SHARE PURCHASE AGREEMENT
          THIS SHARE PURCHASE AGREEMENT is made and entered into as of August 28, 2006, by and among each of the sellers named on Schedule I hereto (each a “Seller” and, collectively, the “Sellers”), Mylan Laboratories Inc., a Pennsylvania corporation (“Parent”), and MP Laboratories (Mauritius) Ltd., a Mauritius private company limited by shares and a wholly owned subsidiary of Parent (“Purchaser”). Sellers, Parent and Purchaser are hereinafter collectively referred to as the “Parties” and individually as a “Party.”
          WHEREAS, as of the date hereof, the issued and outstanding share capital of Matrix Laboratories Limited, a publicly listed company incorporated under the Companies Act, 1956, of India (the “Company”), is 153,778,825 equity shares, of which 153,755,325 equity shares of Rs. 2 each are fully paid-up (the “Shares”);
          WHEREAS, Sellers collectively hold 79,187,972 Shares, constituting 51.49% of the issued and paid-up share capital of the Company (the “Sale Shares”);
          WHEREAS, Sellers, Parent and Purchaser have determined to enter into this Agreement pursuant to which Purchaser has agreed to (and Parent has agreed to cause Purchaser to) purchase from Sellers, and each Seller has agreed, severally and not jointly, to sell to Purchaser, that number of Sale Shares set forth opposite such Seller’s name on Schedule I hereto;
          WHEREAS, in connection with the execution of this Agreement: (i) the Company, Sellers and certain other parties have entered into the Termination Agreements (as hereinafter defined), and (ii) India Newbridge Investments Limited, India Newbridge Partners FDI Limited, India Newbridge Coinvestment Limited, Maxwell (Mauritius) Pte. Ltd., Prasad Nimmagadda and Parent have entered into their respective Parent Share Purchase Agreements (as hereinafter defined);
          WHEREAS, Sellers, Parent and Purchaser have agreed to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement; and
          WHEREAS, in connection with the execution of this Agreement, Purchaser will conduct an “open offer” to the shareholders of the Company (other than Sellers) to acquire up to 20% or more of the Shares, as will be specified by Purchaser prior to the commencement of the “open offer,” in accordance with the provisions of the Takeover Code (as hereinafter defined) (the “Open Offer”).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.
          “Action” means any action, claim, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil, administrative or criminal, at Law or in equity by or before any arbitral body of competent jurisdiction or Governmental Authority.
          “Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.
          “Agreement” means this Share Purchase Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.
          “Amended Articles of Association” means the articles of association of the Company to be amended after the Closing which will incorporate the relevant provisions of the Shareholders Agreement.
          “Articles of Association” means the articles of association of the Company, as amended from time to time.
          “Assets” means, with respect to any Person, all properties and assets, real and personal, tangible and intangible, of every type and description, whether owned or leased or otherwise possessed, used or held for use in such Person’s business and Intangible Property.
          “Board of Directors” means the board of directors of the Company.
          “Business Combination” means (i) merger, consolidation, amalgamation, share exchange, recapitalization, restructuring, spin-off or similar transaction involving the Company or a material Subsidiary of the Company, (ii) any sale, distribution or other disposition of all or a substantial portion of the Assets of any Company Party, (iii) an acquisition by any Company Party of Control of any other entity, or (iv) an acquisition of or by any Company Party of all or a substantial portion of the Assets or share capital of any other entity.
          “Business Day” means any day on which commercial banks are open for business except for Saturday, Sunday and national or public holidays in New York, New York; Hyderabad, India; and Mauritius.
          “Charter Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, partnership agreements, constitutional documents, by-laws or operating agreements).

          “Circular No. 16” shall have the meaning set forth in Section 2.4(h).
          “Claim” shall have the meaning set forth in Section 4.18.
          “Closing” shall have the meaning set forth in Section 2.3.
          “Closing Account” means, in respect of each Seller, the bank account established by such Seller for the purposes of this Agreement.
          “Closing Date” means the date of the Closing.
          “Company” shall have the meaning set forth in the recitals.
          “Company Contracts” means any material Contract to which any Company Party is a party, or by which any Company Party or any of their Assets are bound including:
               (i) Contracts (other than purchase orders for raw material placed by any Company Party in the ordinary course of its business) that individually involve or are reasonably expected to involve aggregate payments of more than Rs. 50,000,000 (or the equivalent in another currency);
               (ii) Purchase orders for raw materials placed by any Company Party in the ordinary course of its business that individually involve or are reasonably expected to involve aggregate payments of more than Rs. 100,000,000 (or the equivalent in another currency);
               (iii) Contracts that restrict or limit in any way the ability of any Company Party, or Contracts that will after the Closing restrict or limit in any way the ability of Purchaser, to conduct its business, to engage in certain businesses, to compete in any manner generally or in any specific geographic area, or oblige any Company Party, or Purchaser after the Closing, to present any business or other opportunity to any other Person;
               (iv) Contracts which would be required to be reported in the Company’s financial statements pursuant to the Statement of Accounting Standards (AS18) issued by the Council of the Institute of Chartered Accountants of India (other than employment Contracts and terms of employment of key management personnel who are not Sellers or Relatives (as defined by AS18) of Sellers and Contracts between or among any Company Parties);
               (v) Contracts that evidence individually Indebtedness of any Company Party, including any loan, credit agreement, bond, note, debenture, letter of credit agreement, or similar instrument or agreement, in an amount exceeding Rs. 250,000,000 (or the equivalent in another currency) individually;
               (vi) Contracts with any labor union or labor representative;
               (vii) bonus, pension, profit-sharing, management, retirement, stock purchase, stock option or other deferred or incentive compensation, death benefit, disability, severance, benefit plan, or similar plan, program or employee Contract for general manager level or above;
               (viii) Contracts pursuant to which any Person has any right of first offer, right of first refusal, tag-along, drag-along or similar right with respect to any disposition or proposed disposition of any equity interests in any Company Party;
               (ix) registration rights agreements (or similar agreements) entered into by any Company Party in favor of any Person;
               (x) guarantees by any Company Party of the obligations, Indebtedness or Liabilities of any other Person (other than guarantees to any Company Party), in an amount exceeding Rs. 50,000,000 (or the equivalent in another currency) individually;
               (xi) any Contract that restricts or limits the ability of any Company Party to pay any dividends or make any other distributions on, or to purchase, redeem or otherwise acquire any of its securities or that requires or may require the Company to take any such action;
               (xii) any Contract under which the consequences of a default, termination or failure to obtain consent in respect of, would have a Material Adverse Effect;
               (xiii) any Contract in respect of any actual or potential (A) (i) direct or indirect offer for sale of any equity securities or Rights of any Company Party, (ii) Business Combination or any liquidation, dissolution or similar transaction involving any Company Party, or (iii) other transaction by any Company Party the consummation of which would prevent or materially delay the Transactions or restrict or adversely impact Purchaser’s rights in connection with holding the Sale Shares, or (B) direct or indirect acquisition or purchase of any equity securities or Rights of any Company Party or any tender offer or exchange offer for any equity securities or Rights of any Company Party by any Person or Persons;
               (xiv) any Contracts (A) granting or obtaining any right to use any Intellectual Property (other than Contracts granting rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms) or (B) restricting any Company Party’s rights, or permitting other Persons, to use or register any Intellectual Property;
               (xv) any Contract pursuant to which any Company Party is required to, or obtains any rights to, undertake the development or commercialization of any pharmaceutical product, involving payments in excess of Rs. 50,000,000 (or the equivalent in another currency) individually;

               (xvi) any Contract pursuant to which any Company Party has entered into a partnership or joint venture with any other Person (other than any Company Party);
               (xvii) any Contract under which any Company Party is (A) a lessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, (C) a lessor of real property, or (D) a lessor of any tangible personal property owned by any Company Party, in each case involving payments in excess of Rs. 5,000,000 (or the equivalent in another currency) per annum individually;
               (xviii) any Contract which requires payments by any Company Party in excess of Rs. 50,000,000 (or the equivalent in another currency) per annum containing “change of control” or similar provisions;
               (xix) any Contract requiring aggregate future payments or expenditures in excess of Rs. 50,000,000 (or the equivalent in another currency) and relating to cleanup, abatement, remediation or similar actions in connection with environmental Liabilities; and
               (xx) any Contract containing covenants of any Company Party to indemnify or hold harmless another Person (other than another Company Party), unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than Rs. 50,000,000 (or the equivalent in another currency).
          “Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered to Purchaser pursuant to, this Agreement and the Company Letter Agreement.
          “Company Letter Agreement” means the letter agreement containing certain representations and warranties and covenants of the Company as qualified by the Company Disclosure Schedule, which letter agreement and Company Disclosure Schedule shall be deemed to form a part of this Agreement.
          “Company Parties” means the Company and its Subsidiaries and “Company Party” means any one of them.
          “Contract” means any binding contract, agreement, commitment, franchise, indenture, lease, purchase order, license, note, bond, mortgage, security, letter of intent, undertaking, promise, covenant or arrangement, whether oral or in writing.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management or policies of a Person (whether through the ownership of securities, partnership or other ownership interests) by contract or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such Person. “Controlling” and “Controlled” have correlative meanings.

          “Copyrights” shall have the meaning set forth in the definition of “Intellectual Property.”
          “Docpharma” means Docpharma N.V., a private limited liability company organized under the laws of the Kingdom of Belgium and an indirect wholly owned subsidiary of the Company.
          “Employee Benefit Plan” means any executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, provident fund, gratuity payment, deferred compensation, savings, retirement, stock option, stock purchase, stock appreciation rights, employment, consulting, change in Control, severance, vacation pay, scholarships or reimbursements, sick leave, life, health, disability or accident insurance plan, corporate-owned or key-man life insurance, or other employee or retiree benefit or perquisite plan, program, arrangement, understanding, agreement or commitment, whether written or unwritten, formally established or established by custom or practice, including any multi-employer benefit plan or any employee benefit plan that any of the Company Parties maintains or contributes to, or has established (whether formally or by custom or practice) or has any obligation to contribute to, or has or may have any Liability (including any Liability arising out of an indemnification, hold harmless or similar agreement) for the benefit of any current or former director, officer, or employee of any Company Party.
          “Environmental, Health, and Safety Laws” means any Laws, statutes, regulations, ordinances, Judgments or binding agreements with any Governmental Authority concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, migration, releases, or threatened releases of Hazardous Materials into or through ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.
          “Exchange Act” shall have the meaning set forth in Section 4.3(a).
          “Exclusivity Period” shall have the meaning set forth in Section 4.6(b).
          “Existing Shareholders Agreements” means the Shareholders Agreement by and among Matrix Laboratories Limited, India Newbridge Investments Limited, Prasad Nimmagadda, Prasad Nimmagadda-HUF, G2 Corporate Services Limited, All Time Formulations Limited, Mula Ravinder, Chava Satyanarayana and Chava Satyanarayana-HUF, dated April 15, 2004 and the Shareholders Agreement by and among Matrix Laboratories Limited, Maxwell Mauritius (Pte.) Limited, Prasad Nimmagadda, Prasad Nimmagadda-HUF, G2 Corporate Services Limited, All Time Formulations Limited, Mula Ravinder, Chava Satyanarayana and Chava Satyanarayana-HUF, dated April 15, 2004.
          “Extraordinary General Shareholders’ Meeting” means the extraordinary general meeting of the shareholders of the Company, which shall be held as promptly as practicable following the Closing for the purpose of approving the Amended Articles of Association.
          “Financial Statements” means the audited consolidated financial statements of the Company as of and for the year ended March 31, 2006 and the unaudited consolidated financial statements of the Company for the quarter ended June 30, 2006 and all other quarters completed more than 30 days prior to Closing (including the notes thereto), prepared in accordance with Indian GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).
          “GAAP” means, with respect to any jurisdiction, generally accepted accounting principles as in effect from time to time in such jurisdiction, applied on a consistent basis over the relevant periods.
          “Governmental Authority” means any multinational, national, federal, state, regional, community, provincial, county, municipal or local government, or any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, commission, tribunal, arbitral body, court or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or quasi-governmental entity established to perform any of these functions.
          “Hazardous Materials” means any chemical substance, including any pollutant, contaminant; chemical; raw material; intermediate, product or by-product; industrial, solid, toxic or hazardous substance, material or waste; petroleum or any fraction thereof; asbestos or asbestos-containing-material; nuclear or radioactive material; and polychlorinated biphenyls; including all substances, materials or wastes; which are now regulated, classified or considered to be hazardous, dangerous or toxic under any applicable Environmental, Health and Safety Law of any Governmental Authority with authority over any Company Party or their respective businesses, now or hereafter enacted, promulgated, or amended.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “ICC” shall have the meaning set forth in Section 8.11(a).
          “Indebtedness” means, with respect to any Person, whether recourse is to all or a portion of the Assets of such Person, and whether contingent or fixed (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations, issued or assumed for deferred purchase price (whether created or arising under any conditional sale or other title retention agreement or otherwise), with respect to property, Assets or services acquired by such Person, (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP applicable to such Person, recorded as capital leases, (v) all obligations of such Person under banker’s acceptances, letters of credit, “documents against acceptance” or similar facilities, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all interest rate swap agreements, or foreign currency exchange or other hedging agreements and (viii) direct or indirect guarantees of obligations of another Person with respect to any of the foregoing in any manner by such Person.
          “Indemnified Party” shall have the meaning set forth in Section 4.18.

          “Indian Resident Sellers” shall have the meaning set forth in Section 2.6(a).
          “Intangible Property” means, with respect to any Person, all certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts and notes receivables owned or held directly or beneficially by or on behalf of the account of such Person or any of its Subsidiaries, Licenses, Intellectual Property and any other intangible property of any nature of such Person or any of its Subsidiaries.
          “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all (i) U.S. and foreign patents, patent disclosures, including divisions, continuations, continuations-in-part, reissues, reexaminations, substitutions, and any extensions thereof (the “Patents”), (ii) U.S. and foreign trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress and other identifiers of the source of goods or services, together with the goodwill symbolized by any of the foregoing and all registrations and applications relating to the foregoing (the “Trademarks”), (iii) U.S. and foreign copyrights (the “Copyrights”), (iv) intellectual property rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (the “Software”), and (v) confidential information, including such rights in inventions (whether or not reduced to practice), know how, customer lists, personal information, technical information, proprietary information, technologies, processes and formulae, and data, whether tangible or intangible, and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (the “Trade Secrets”), and all applications and registrations for the foregoing.
          “Judgment” means any judgment, writ, order, decree, award or injunction of or by any arbitrator, court, judge, justice or magistrate, including any bankruptcy court or judge and any order, ruling or action of or by any Governmental Authority.
          “Key Employees” means the persons identified in Section 1.22 of the Company Disclosure Schedule.
          “Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, Judgment, injunction or determination of any Governmental Authority.
          “Liabilities” means all Indebtedness and other liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due), including any such liability under Environmental, Health and Safety Laws and for Taxes.
          “Lien” means any (i) mortgage, pledge, lien (statutory or other), encumbrance, hypothecation, charge, security interest, claim, option, right to acquire, adverse interest, infringement, assignment, deposit arrangement, deed of trust, easement, assessment, lease, adverse claim, levy, restriction, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any charge under Section 125 of the Companies Act, 1956 of India or comparable Law of any applicable jurisdiction), or (ii) preemptive right, option right, warrant, voting agreement, proxy, trust agreement, buy-sell agreement, drag-along agreement, right of first offer or first refusal or other Transfer restriction, redemption agreement, or similar right of third parties or a Contract to give or refrain from giving any of the foregoing, including any restriction on the transferability of the Sale Shares, imposed under Contract or under applicable Law.
          “Material Adverse Effect” means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results or could reasonably be expected to result in a material adverse change in or a material adverse effect on any of (i) the financial condition, Assets, Liabilities, results of operation or business of the Company Parties taken as a whole, or (ii) the ability of any of the Sellers or the Company Parties to perform their material obligations under any Transaction Document, provided, that Material Adverse Effect shall not include events, developments, circumstances, conditions, facts or occurrences, individually or in combination, resulting from (a) U.S., Asian or European general economic conditions, except to the extent the Company is disproportionately affected, (b) acts of war or terrorism generally affecting the economy, except to the extent the Company is disproportionately affected, (c) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to any Company Party, (d) any decline, but not the underlying reason for the decline, in the stock price or trading volume of the Shares, (e) general economic conditions affecting the Pharmaceutical Industry, except to the extent the Company is disproportionately affected or (f) the Company’s relationship with its customers directly related to the announcement of the Transaction.
          “MChem Group” means Xiamen MChem Pharma Group Limited, Xiamen MChem Laboratories Limited, Dafeng MChem Pharmaceutical Chemical Company Limited, MChem Research and Development Company Limited and Shanghai Fine Source Company Limited.
          “Merchant Banker Certificate” means the certificate of the merchant banker certifying, as required by Regulation 23(6) of the Takeover Code, that Purchaser has fulfilled all of its obligations in respect of the Open Offer.
          “MX” means Maxwell (Mauritius) Pte. Limited.
          “NB Agent” shall have the meaning set forth in Section 8.12.
          “NB Parties” means India Newbridge Investments Limited, India Newbridge Partners FDI Limited and India Newbridge Coinvestment Limited.
          “Non-Resident Sellers” shall have the meaning set forth in Section 2.6(b).
          “Open Offer” shall have the meaning set forth in the recitals.
          “Open Offer Documents” shall mean all documents prepared in connection with the Open Offer.

          “Open Offer Closing Date” means the last date on which shares of the Company may be tendered in the Open Offer.
          “Outside Date” shall have the meaning set forth in Section 7.1(d).
          “Parent” shall have the meaning set forth in the preamble.
          “Parent Share Purchase Agreements” means the Parent Share Purchase Agreement by and between Parent and each of India Newbridge Investments Limited, India Newbridge Partners FDI, India Newbridge Coinvestment Limited, Maxwell (Mauritius) Pte. Limited and Prasad Nimmagadda, entered into concurrently with the date of this Agreement.
          “Parties” and “Party” shall have the meaning set forth in the preamble.
          “Patents” shall have the meaning set forth in the definition of “Intellectual Property.”
          “Per Share Price” shall have the meaning set forth in Section 2.2.
          “Permits” means all permits, licenses, certificates of authority, orders and approvals of, and all filings, applications and registrations with, Governmental Authorities necessary for the conduct of the respective business operations of the Company Parties as presently conducted.
          “Person” means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, Governmental Authority or any other entity that may be treated as a legal person established or existing under applicable Law.
          “Pharmaceutical Business” means research, development, manufacturing, distribution, sales and marketing of branded and generic pharmaceutical products, including active pharmaceutical ingredients, as conducted by the Company Parties on the date hereof and the activities relating to biogenerics, antiretrovirals and finished dosage form products, as contemplated to be conducted by the Company Parties as of the date hereof.
          “PN Agent” shall have the meaning set forth in Section 8.12.
          “PN Parties” means Prasad Nimmagadda, Prasad Nimmagadda-HUF, G2 Corporate Services Limited, and Spandana Foundation.
          “Purchaser” shall have the meaning set forth in the preamble.
          “Purchaser Disclosure Schedule” means the disclosure schedule of Purchaser referred to in, and delivered to the Sellers pursuant to, this Agreement.
          “RBI” means the Reserve Bank of India.

          “Regulatory Approvals” means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, any Governmental Authority.
          “Relative,” as to any natural Person, means any of such Person’s parents, children, siblings, spouse, the parents and children of such Person’s spouse, and the spouses of such Person’s children.
          “Representative” means, with respect to any Person, any officers, directors, limited or general partners or members, joint venture partners, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors of such Person (or of such Person’s successors or assigns) or other Person associated with, or acting on behalf of, such Person (or such Person’s successors and assigns).
          “Required Regulatory Approvals” shall have the meaning set forth in the Company Letter Agreement.
          “Requirement of Law” means, as to any Person, the Charter Documents of such Person, and all Laws, Judgments or other determinations of an arbitrator, court or other Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Rights” means, with respect to any Person, any subscription right, option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any capital stock, other equity interest or other security of any class or series and of any issuer, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
          “Rupee” and “Rs” means Rupee, the lawful currency of India.
          “Sale Consideration” shall have the meaning set forth in Section 2.2.
          “Sale Shares” shall have the meaning set forth in the recitals.
          “SEBI” means the Securities and Exchange Board of India.
          “Seller Consideration” shall have the meaning set forth in Section 2.2.
          “Seller Employment Agreements” means, collectively, the (i) employment agreements to be amended and restated, or entered into at or prior to Closing, and effective as of the Closing Date, by and between the Company and each of Rajiv Malik, S. Srinivasan, Dr. Hari Babu, Sanjeev Sethi, and C. S. Muralidharan (ii) employment agreement to be entered into at or prior to Closing and effective as of the Closing Date, by Parent and Prasad Nimmagadda, and (iii) employment agreements to be entered into at or prior to Closing and effective as of the Closing Date by and between Docpharma and each of Stijn Van Rompay and Koen Fuertes.

          “Seller Share Number” means, with respect to a Seller, the number of Sale Shares proposed to be sold by such Seller as set forth in Schedule I.
          “Sellers” shall have the meaning set forth in the preamble.
          “Sellers Disclosure Schedule” means the disclosure schedule of the Sellers referred to in, and delivered to Purchaser pursuant to, this Agreement.
          “Sellers’ Agents” shall have the meaning set forth in Section 8.12.
          “Shareholders Agreement” means the agreement among PN, G2, Parent and Purchaser relating to the voting and Transfer of the Sale Shares and certain corporate governance matters of the Company effective as of the Closing Date, in substantially the form exchanged by the parties on the date hereto.
          “Shares” shall have the meaning set forth in the recitals.
          “Software” shall have the meaning set forth in the definition of “Intellectual Property.”
          “Subsidiary” means, when used with respect to any Person as of any time, any other Person that is, directly or indirectly through one or more intermediaries, Controlled by such first Person and where such first Person is the Company, shall mean the MChem Group and Concord Biotech Limited and any other entity of which more than 50% of the equity interests are owned by the Company and Astrix Laboratories Limited, but shall not include Fine Chemicals Corporation and its direct or indirect subsidiaries, Explora Laboratories, Matrix LifeSciences AG, Switzerland or any 50% or less owned direct or indirect subsidiary of the Company.
          “Supply Agreement” means a supply agreement, to be entered by and among Parent, the Company and Docpharma in accordance with Section 4.17.
          “SWIFT” means Society for World-wide Interbank Financial Telecommunications.
          “Takeover Code” means the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 1997.
          “Tax” means all taxes, fees, “cess” and other assessments of a similar nature, however denominated, including any interest, additions to tax or penalties that may become payable in respect thereof, imposed by any national, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, worker’s compensation, real property, personal property, sales, use, Transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
          “Termination Agreements” means the agreements pursuant to which the Existing Shareholders Arrangements are terminated, entered into concurrently with the date of this Agreement, effective as of the Closing Date.
          “Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”
          “Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”
          “Transaction Documents” means, as of the date hereof, this Agreement, the Company Letter Agreement, the Company Disclosure Schedule, the Shareholders Agreement, the Parent Share Purchase Agreements, the Parent Shareholders Agreement, the Termination Agreements and the Sellers Disclosure Schedule and, as of the Closing Date, means all of the foregoing and the Amended Articles of Association, the Seller Employment Agreements, the Supply Agreement, and each of the certificates delivered pursuant to Sections 2.4 and 2.5.
          “Transactions” means any and all of the transactions contemplated by this Agreement or any of the other Transaction Documents.
          “Transfer” means, any transfer, sale, assignment, exchange, pledge, hypothecation gift, issuance, distribution, foreclosure or other disposition of any kind, whether voluntary or by operation of Law or other involuntary means, directly or indirectly, for or without consideration.
          “Tribunal” shall have the meaning set forth in Section 8.11(a).
          “U.S. GAAP Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended March 31, 2006 and March 31, 2005, respectively (including the notes thereto), prepared in accordance with U.S. GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and the unaudited consolidated financial statements of the Company and its Subsidiaries for the quarter ended June 30, 2006 and, to the extent available, any subsequent quarters ending more than 45 days prior to the Closing Date.
ARTICLE II
PURCHASE AND SALE OF THE SHARES; RELATED TRANSACTIONS
          Section 2.1 Purchase and Sale. Upon the terms and conditions of this Agreement, at the Closing each Seller, severally and not jointly, shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, a number of Sale Shares equal to the Seller Share Number, free and clear of all Liens, and together with all right, title and interest as of the Closing Date.
          Section 2.2 Sale Consideration. The consideration (the “Sale Consideration”) for the purchase of each Sale Share from each Seller shall be an amount of Rs. 306 (Rupees three hundred and six) per Share in the case of the PN Parties and an amount in U.S. dollars per Share equal to the U.S. dollar equivalent of Rs. 306 per share based on the Rupee/U.S. Dollar reference rate, expressed as the amount of Rupee per one U.S. Dollar, for settlement on the Closing Date reported by the Reserve Bank of India which appears on the Reuters Screen RBIB Page at 2:30 p.m., Mumbai time, on the Closing Date in the case of the NB Parties and MX (the “Per Share Price”). The Sale Consideration shall be paid by Purchaser to Sellers in the respective amounts owing thereto by multiplying the Per Share Price by the Seller Share Number applicable to such Seller, as set forth in Schedule I hereto (in respect of each Seller, its “Seller Consideration”), without any set-off or deduction whatsoever, and in the manner set forth in Section 2.5 below.
          Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company in Hyderabad, India or at such other location as the Parties may mutually agree, at 10:00 a.m., Indian standard time, following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article III (other than conditions which by their nature can be satisfied only at Closing), on such date as the Parties mutually agree, which shall be no earlier than the seventh day and no later than tenth day, or if such day is not a Business Day, the next following Business Day, after satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article III (other than conditions which by their nature can be satisfied only at Closing), unless another date is agreed to in writing by the Parties.
          Section 2.4 Deliveries by Sellers. At the Closing and subject to the terms and conditions hereof, Sellers shall deliver the following to Purchaser:
               (a) the certificate provided in Section 3.1(a)(ii);
               (b) a certificate duly executed by an authorized signatory of each Seller, attaching certified copies of the resolutions of the competent corporate body of such Seller, if applicable, approving the Transaction Documents to which it is a party, authorizing and approving the execution, delivery and performance (which performance shall be subject to any Required Regulatory Approvals or any corporate consents that are required to be obtained before the Closing Date, and any changes in Law following the Closing Date) of the Transaction Documents to which it is a party and the consummation of the Transactions which are required to be consummated by such Seller prior to the Closing Date;
               (c) the U.S. GAAP Financial Statements, certified by the Chief Executive Officer and Chief Financial Officer of the Company;

               (d) opinion of the Indian Counsel of the Company, in the form and substance satisfactory to Purchaser and covering the items set forth in Exhibit B;
               (e) a letter from the Company confirming that (i) the representations and warranties of the Company contained in the Company Letter Agreement, made as if none of such representations or warranties contained any qualification or limitation as to “materiality” or “Material Adverse Effect,” shall have been true and correct on the date of this Agreement, and on and as of the Closing Date as if made on and as of the Closing Date (except where such representation or warranty speaks by its terms to a different date, in which case it shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and that (ii) the Company shall have performed and complied, in all material respects, with the covenents contained in the Company Letter Agreement;
               (f) a certified copy of the resolutions of the Board of Directors passed pursuant to Section 2.7 hereof;
               (g) a general release and discharge from each Seller, in mutually agreed form, entered into pursuant to Section 4.11 hereof;
               (h) as regards the Indian Resident Sellers (as defined below), such documents and writings as are required to be given by the Indian Resident Sellers to the Purchaser for enclosing with Form FC-TRS as provided by RBI’s Circular No. A.P. (DIR Series) Circular No. 16 dated 4 October 2004 (“Circular No. 16”); and
               (i) all other documents, instruments, certificates and writings reasonably requested to be delivered by Sellers and mutually agreed between the Parties prior to the Closing, pursuant to this Agreement and the other Transaction Documents.
          Section 2.5 Deliveries by Purchaser. At the Closing and subject to the terms and conditions hereof, Purchaser shall:
               (a) make payment to each Seller of its Seller Consideration in immediately available funds by way of SWIFT Transfers or wire transfers in same-day funds to each such Seller’s Closing Account, without set-off or deduction of any kind, which Seller Consideration shall be held by each Seller in trust for the Purchaser until the Sale Shares agreed to be sold by it to the Purchaser have been transferred to the Purchaser’s depositary account as provided in Section 2.6;
               (b) deliver to the Sellers’ Agents the certificate provided for in Section 3.2(a)(ii);
               (c) deliver to the Sellers’ Agents a certificate duly executed by each of an officer of Parent and Purchaser attaching copies, certified by authorized officers as true and complete, of the resolutions of the board of directors of Parent and Purchaser approving the Transaction Documents to which they are a party, authorizing and approving the execution, delivery and performance (which performance shall be subject to any Required Regulatory Approvals or corporate consents that are required to be obtained before the Closing Date, and any changes in Law following the Closing Date) of the Transaction Documents to which they are a party and the consummation of the Transactions which are required to be consummated by Parent and Purchaser prior to the Closing Date;
               (d) deliver to the Sellers’ Agents a copy of the Merchant Banker Certificate confirming that Purchaser has complied with all the conditions of the Open Offer; and
               (e) deliver to the Sellers’ Agents all other documents, instruments, certificates and writings reasonably requested to be delivered by Purchaser and mutually agreed between the Parties prior to the Closing, pursuant to this Agreement and the other Transaction Documents.
          Section 2.6 Registration of Transfer.
               (a) Closing of Sale Shares being sold by Prasad Nimmagadda, Prasad Nimmagadda-HUF, G2 Corporate Services Limited and Spandana Foundation (the “Indian Resident Sellers”):
          At Closing:
                    (i) immediately upon Purchaser making payment of the Seller Consideration to each of the Indian Resident Sellers as provided in Section 2.5(a), the Purchaser shall, and each Seller shall assist the Purchaser to, expeditiously obtain each Indian Resident Seller’s Authorized Dealer certification on Form FC-TRS as provided by Circular No. 16;
                    (ii) immediately upon obtaining such certification the Purchaser shall deliver the relevant certified Form FC-TRS to the Company and shall deliver to Wadia Ghandy & Co., Advocates & Solicitors of the Indian Resident Sellers, a certified true copy of the certified form FC-TRS along with a written confirmation that the Purchaser has paid the full Seller Consideration to each Indian Resident Seller;
                    (iii) immediately upon Wadia Ghandy & Co. receiving the confirmation and copy of the certified Form FC-TRS from the Purchaser, Wadia Ghandy & Co. shall deliver to the India Resident Sellers’ depositary participants the delivery instruction slips delivered to Wadia Ghandy & Co. pursuant to Section 3.1(a)(xiii); and each Indian Resident Seller shall do such further acts, if any required, to cause its depository participant to transfer the relevant Sale Shares to Purchaser’s depository account (details of which shall have been given by Purchaser to Sellers at least five Business Days prior to the Closing Date); and
                    (iv) upon confirmation by Purchaser’s depository participant of the Transfer of the Sale Shares to Purchaser’s account (which confirmation Purchaser shall endeavor to expeditiously obtain), Purchaser shall promptly inform the PN Agent that it has received such confirmation.

               (b) Closing of Sale Shares being sold by India Newbridge Investments Limited, India Newbridge Partners FDI Limited, India Newbridge Coinvestment Limited and Maxwell (Mauritius) Pte. Limited (the “Non-Resident Sellers”):
          At Closing:
                         (i) simultaneously with Purchaser making payment of the Seller Consideration to each of the Non- Resident Sellers as provided in Section 2.5(a), each Non-Resident Seller shall cause its depository participant to transfer the relevant Sale Shares to Purchaser’s depository account (details of which shall have been given by Purchaser to Sellers at least five Business Days prior to the Closing Date); and
                         (ii) upon confirmation by Purchaser’s depository participant of the Transfer of the Sale Shares to Purchaser’s account (which Purchaser shall endeavor to expeditiously obtain), Purchaser shall promptly inform the relevant Seller’s Agent that it has received such confirmation.
          Section 2.7 Board Meeting. On the Closing Date Sellers shall cause the Company to hold meetings of the Board of Directors and pass resolutions approving:
                         (i) the appointment of up to 12 persons nominated by Purchaser at least five Business Day prior to the Closing, as additional directors on the Board of the Company in accordance with Law and the Articles of Association;
                         (ii) the resignations of all the directors of the Company; and
                         (iii) the appointment of Robert J. Coury, or such other person designated by Parent if Mr. Coury is unable to serve, as the Non-Executive Chairman and Prasad Nimmagadda as the Non-Executive Vice-Chairman of the Board.
          Section 2.8 Filing of Form No. 32. The Purchaser shall cause the Company to file a certified copy of Form No. 32 of the Companies (Central Government’s) General Rules and Forms with the Registrar of Companies with respect to the appointment of the Purchaser Nominee Directors and the resignation of the existing directors of the Company pursuant to Section 2.7 hereof.
ARTICLE III
CONDITIONS PRECEDENT
          Section 3.1 Conditions to Obligations of Purchaser
               (a) The obligations of Purchaser to purchase and pay for the Sale Shares on the Closing Date and to consummate the other Transactions on the Closing Date are subject to the satisfaction, or waiver in writing by Purchaser in its sole discretion, at or prior to the Closing, of the following conditions:
                         (i) the representations and warranties of the Sellers contained in this Agreement, made as if none of such representations or warranties contained any qualification or limitation as to “materiality” or “Material Adverse Effect,” shall have been true and correct on the date of this Agreement, and on and as of the Closing Date as if made on and as of the Closing Date (except where such representation or warranty speaks by its terms to a different date, in which case it shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; each Seller shall have performed and complied, in all material respects, with all and shall not be in material breach or default under any, agreements, covenants, conditions or obligations contained in this Agreement that are required to be performed or complied with on or prior to the Closing Date;
                         (ii) each Seller shall have delivered to Purchaser a certificate of such Seller, dated the Closing Date, to the effect of the foregoing clause (i) above, with respect to itself only;
                         (iii) (A) no order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, prohibits, or otherwise makes illegal the consummation of any of the transactions contemplated by this Agreement or that materially adversely affects Purchaser’s ownership of the Sale Shares following the Closing; (B) no material action, suit, proceeding or investigation relating to this Transaction shall have been instituted by a Governmental Authority that Purchaser reasonably determines is likely to restrain, restrict, enjoin, prevent or prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or that is likely to materially adversely affect either Parent, Purchaser or the Company, or Purchaser’s ownership of the Sale Shares following the Closing, provided, however, that the reasonable determination shall be that of both Parties if Sellers cause the Company Parties to provide the Purchaser with information within Sellers’ or the relevant Company Parties’ possession relating to such matter and reasonably co-operate with the Purchaser to obtain from the Governmental Authority such information as Purchaser shall reasonably request in order to determine whether such event is reasonably likely to occur; (C) no Law shall have been promulgated, adopted, enacted or entered into force or otherwise made effective by any Governmental Authority that has or would have such effect; and (D) no Law shall be reasonably likely to be promulgated, adopted, enacted or entered into force or otherwise be made effective by any Governmental Authority that would have such effect;
                         (iv) no Material Adverse Effect shall have occurred since the date of this Agreement and be continuing, or reasonably be likely to occur;

                         (v) the Required Regulatory Approvals set forth in Section 6.3 of the Purchaser Disclosure Schedule shall have been obtained;
                         (vi) Sellers shall have caused the Company to obtain the approvals, consents, waivers and releases set forth in Section 5.3 of the Company Disclosure Schedule, in each case in form and substance reasonably satisfactory to Purchaser, and no such approval, consent, waiver or release shall have been revoked;
                         (vii) the documents to be delivered under Section 2.4 shall have been delivered to Purchaser;
                         (viii) the U.S. GAAP Financial Statements and the unqualified audit reports of the independent auditors of the Company relating to the audited Financial Statements shall have been completed;
                         (ix) the Termination Agreements shall be in full force and effect;
                         (x) the Seller Employment Agreements with Prasad Nimmagadda, Rajiv Malik and Stijn Van Rompay and the Shareholders Agreement each shall have been executed and shall be in full force and effect;
                         (xi) all conditions to closing of each of the Parent Share Purchase Agreements (other than any Required Regulatory Approvals thereunder and other than conditions that by their nature can only be satisfied at the closing of such Transaction) shall have been satisfied;
                         (xii) the Merchant Banker Certificate confirming that Purchaser has complied with all the conditions of the Open Offer shall have been delivered to Purchaser; and
                         (xiii) each Indian Resident Seller shall deliver to Wadia Ghandy & Co., (with a copy being delivered to Luthra & Luthra Law Offices) completed and signed delivery instruction slips for transfer of the Indian Resident Seller’s Sale Shares to the Purchaser pursuant to Section 2.6(a)(iii).
               (b) Sellers agree that the conditions precedent set out in this Section 3.1 are for the benefit of Purchaser and Parent only, and may be waived in writing by Purchaser in its sole discretion.
          Section 3.2 Conditions to Obligations of Sellers.
               (a) The obligations of Sellers to sell the Sale Shares and to consummate the other Transactions on the Closing Date are subject to the satisfaction, or waiver in writing by the Sellers’ Agents in their sole discretion, on or prior to the Closing Date, of the following conditions:

                         (i) the representations and warranties of Parent and Purchaser contained in this Agreement, made as if none of such representations or warranties contained any qualification or limitation as to “materiality,” shall have been true and correct on the date of this Agreement, and on and as of the Closing Date as if made on and as of the Closing Date (except where such representation or warranty speaks by its terms to a different date, in which case it shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably likely to have a material adverse effect on the financial condition, Assets, Liabilities, results of operation or business of Parent and Purchaser taken as a whole or on the ability of Parent and Purchaser to perform their material obligations under any Transaction Document; Parent and Purchaser shall have performed and complied, in all material respects, with all and shall not be in material breach or default under any, agreements, covenants, conditions or obligations contained in this Agreement that are required to be performed or complied with on or prior to the Closing Date;
                         (ii) Parent and Purchaser shall have delivered to Sellers’ Agent a certificate of Parent and Purchaser, as applicable, dated the Closing Date, to the effect of the foregoing clause (i) above;
                         (iii) (A) no order or injunction shall have been issued by a Governmental Authority that restrains, restricts, enjoins, prevents, prohibits, imposes substantial damages, costs or penalties or otherwise makes illegal the consummation of any of the transactions contemplated by this Agreement or that adversely affect Purchaser’s ownership of the Sale Shares following the Closing; (B) no material action, suit, proceeding or investigation relating to this Transaction shall have been instituted by a Governmental Authority that the Parties reasonably determine is likely to restrain, restrict, enjoin, prevent or prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or that is likely to materially adversely affect Sellers; (C) no Law shall have been promulgated, adopted, enacted or entered into force or otherwise made effective by any Governmental Authority that has or would have such effect; and (D) no Law shall be reasonably likely to be promulgated, adopted, enacted or entered into force or otherwise be made effective by any Governmental Authority that would have such effect;
                         (iv) the Regulatory Approvals set forth in Section 6.3 of the Purchaser Disclosure Schedule shall have been obtained;
                         (v) Purchaser shall have obtained the approvals, waivers, consents and releases set forth in Section 6.4 of the Purchaser Disclosure Schedule, in each case in form and substance reasonably satisfactory to Sellers, and no such approval, consent, waiver or release shall have been revoked;
                         (vi) the documents to be delivered under Section 2.5 shall have been delivered to the Sellers; and

                         (vii) the Merchant Banker Certificate confirming that Purchaser has complied with all the conditions of the Open Offer shall have been delivered to Sellers.
                    (b) Purchaser agrees that the conditions precedent set out in this Section 3.2 are for the benefit of the Sellers only, and may be waived in writing by the Sellers’ Agents in their sole discretion.
ARTICLE IV
COVENANTS
          Section 4.1 Conduct of Business. Each Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (a) as expressly contemplated by this Agreement or the Transaction Documents, (b) as required by applicable Law, (c) as set forth in Section 4.1 of the Company Disclosure Schedule or (d) as consented to by Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned), each Seller shall use its reasonable best efforts to cause the Company to, and to cause the Company to cause each of its Subsidiaries to: (i) use its reasonable best efforts to maintain its existence in good standing under applicable Law, (ii) conduct its operations only in the ordinary and usual course of business consistent with past practice, (iii) use its reasonable best efforts to keep available the services of its current officers, material employees and management, (iv) use its reasonable best efforts to maintain and enforce all Company Intellectual Property (as such term is defined in the Company Letter Agreement), (v) use its reasonable best efforts to maintain its rights and franchises and preserve its current relationships with its customers, suppliers and others having business dealings with the Company to the end that its ongoing businesses shall not be impaired in any material respect at the Closing, (vi) use its reasonable best efforts to maintain its material real property and other material Assets in good repair, order and condition (subject to normal wear and tear) consistent with current needs, (vii) use its reasonable best efforts to replace in accordance with industry practices its inoperable, worn out or obsolete material Assets with Assets of similar quality consistent with past practices and current needs and (viii) pay all applicable material Taxes when due and payable unless such Taxes are being contested in good faith, and, subject to the foregoing, including the exceptions set forth in Section 4.1 of the Company Disclosure Schedule, shall use reasonable best efforts to procure that the Company shall not, and that the Company shall cause each of its Subsidiaries not to, directly or indirectly:
                    (a) amend or modify the Charter Documents of any Company Party (including the provisions of the Charter Documents relating to the composition or size of the Board of Directors, the rights granted to shareholders of the Company or the purposes of the Company);
                    (b) take any action or enter into any transactions that could reasonably be expected to result in a material change in the scope, nature and/or activities of the Company’s business;

                    (c) commence, terminate or change any line of business of any Company Party;
                    (d) appoint, replace, remove or support the removal of the independent auditor of the Company;
                    (e) (i) issue or authorize the issuance of any Rights, or grant any options, warrants, or other rights to purchase or obtain any of its Rights, except to any employees below the general manager level in the ordinary course of business consistent with past practice under the Company Stock Plans set forth in Section 1.5(b) of the Company Disclosure Schedule, (ii) redeem, purchase or otherwise acquire any of its Rights, (iii) sell, pledge, grant, encumber or otherwise dispose of any of its Rights or (iv) or split, combine or otherwise reclassify any of its Rights;
                    (f) take any action in furtherance of any liquidation, bankruptcy, suspension of payments, assignment to creditors or similar matter, involving any Company Party;
                    (g) cancel, compromise or settle any material Action, or waive or release any material rights, of any Company Party;
                    (h) take any action that would result in any material changes to any Contract between any Company Party, on the one hand, and any of the Sellers, on the other hand, or enter into any such Contract;
                    (i) enter into any Contract or transaction which would be required to be reported in the Company’s financial statements pursuant to the Statement of Accounting Standards (AS18) issued by the Council of the Institute of Chartered Accountants of India (other than employment Contracts and terms of employment of key management personnel who are not Sellers (as defined by AS18) and Contracts between or among any Company Parties), in the ordinary course consistent with past practice in an amount not to exceed Rs. 50,000,000;
                    (j) enter into any binding or non-binding commitment in respect of, or take any other action in furtherance of, any actual or proposed Business Combination of any kind;
                    (k) except as set forth in Section 4.1(k) of the Company Disclosure Schedule, incur any Indebtedness or issue any note, bond or other debt security or create, incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any Indebtedness or any capitalized lease obligation of any Person other than any Company Party, in an amount exceeding Rs. 250,000,000 (or the equivalent in another currency) in the aggregate;
                    (l) except as set forth in Section 4.1(l) of the Company Disclosure Schedule, sell, lease, mortgage, pledge, license, transfer or otherwise dispose of any material property rights (including Company Intellectual Property), material Assets or material rights of any Company Party;

               (m) except in the ordinary course of business consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Purchaser, any material Trade Secret;
               (n) change the policies or practices of any Company Party with regard to the extension of discounts or credit to customers or collection of receivables from customers except in the ordinary course of business consistent with past practice;
               (o) recruit any new employee at the vice-president level or above except to fill vacancies existing as of the date hereof;
               (p) enter into any arrangement or agreement to sell or otherwise dispose of any marketing authorizations for pharmaceutical products of the Company Parties, which are currently distributed or will be distributed by the relevant Company Parties under their own brand names, or undertake any non-compete obligations, in each case except in the ordinary course of business consistent with past practice of the relevant Company Party;
               (q) except as set forth in Section 4.1(q) of the Company Disclosure Schedule, declare, set aside or pay any dividend or distribution on or in respect of any of its Rights or the Rights of any Company Party, except for dividends recommended but undeclared and unpaid as of the date hereof;
               (r) take any action that would result in the issuance of any equity securities or Rights of any Company Party, except for exercises of outstanding options pursuant to the Company Stock Plans under Section 1.5(b) of the Company Disclosure Schedule and except for grants to employees below the general manager level, in each case, in the ordinary course of business consistent with past practice;
               (s) grant, impose or permit to exist any material Lien on any of its material Assets, other than in the ordinary course of business consistent with past practice;
               (t) except as required by Law, Indian GAAP or GAAP in the jurisdiction of organization of the relevant Company Party, change the fiscal year of any Company Party, revalue any of the material Assets of any Company Party or make any changes to their accounting principles or practices, Indian GAAP or GAAP in the jurisdictions of organization of the relevant Company Party, or materially write up, write down or write off the book value of any Assets that are, individually or in the aggregate, material to the Company Party and its Subsidiaries taken as a whole, except in each case as required for the completion of the U.S. GAAP Financial Statements;
               (u) (i) adopt, enter into, materially amend or terminate (or grant any material waiver or consent under) any broad-based or other material plan or arrangement that would constitute an Employee Benefit Plan had such plan or agreement existed on the date hereof, (ii) grant or agree to grant any increase in the wages, salary, bonus, or other compensation, remuneration or benefits of any employees of the Company Parties other than increases to employees at or below the general manager level in the ordinary course of business consistent with past practice or (iii) take any action that would result in any change to Key Employees (including changes to the scope of responsibility of Key Employees);
               (v) enter into any Contract that, had it been entered into prior to the date hereof, would be a Company Contract, or materially amend, materially modify, terminate, cancel, relinquish, materially waive or release (i) any existing Company Contract, (ii) any Contract that is, or had it been entered into prior to the date hereof would be, a Company Contract or (iii) any material insurance Contract (in each case other than an amendment or modification which would be beneficial to the relevant Company Party);
               (w) take any action that would reasonably be expected to have a Material Adverse Effect;
               (x) incur or commit to any capital expenditures or any obligations or Liabilities in connection therewith, other than (i) individual items of capital expenditure which have been committed to by the relevant Company Party with third parties prior to the date of this Agreement, (ii) capital expenditures and obligations and Liabilities in connection therewith contemplated by the Company’s current capital expenditure budget set forth in Section 4.1(x) of the Company Disclosure Schedule, (iii) capital expenditures and obligations and Liabilities in connection therewith reasonably required in order to deal with emergency situations (in which case the Company shall promptly notify Purchaser), and (iv) other capital expenditures and obligations or Liabilities in connection therewith not set forth on Section 4.1(x) of the Company Disclosure Schedule incurred or committed to in the ordinary course of business consistent with past practice and which are not individually in excess of Rs. 100,000,000 (or the equivalent in another currency) or in the aggregate in excess of Rs. 300,000,000 (or the equivalent in an other currency);
               (y) make any material Tax election or settle or compromise any material Liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting (except as required by Law, Indian GAAP or GAAP in the jurisdiction of organization of the relevant Company Party), file any material amendment to any material Tax Return (other than an amendment which is beneficial to the relevant Company Party), enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
               (z) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality agreement to which the Company is a party;
               (aa) except as set forth in Section 4.1(aa) of the Company Disclosure Schedule, convene a General Meeting for passing a resolution for performing any of the aforesaid acts; or
               (bb) make any decision or take any action which would have the effect of any action listed in this Section 4.1 or result in any such action being taken.
          Section 4.2 Extraordinary General Shareholders’ Meeting. The Parties shall use their reasonable best efforts to cause the Company to (i) duly call, give notice of, convene

(no later than 7 Business Days prior to the Closing Date (or such other date that the Parties shall mutually agree upon) and hold an Extraordinary General Shareholders’ Meeting in accordance with the Company’s Articles of Association and applicable Law, to be held after the Closing Date, for the purpose of amending the Articles of Association as set forth in the Amended Articles of Association. Once the Extraordinary General Shareholders’ Meeting has been called and noticed, the Parties shall not postpone or adjourn the Extraordinary General Shareholders’ Meeting, other than if the anticipated Closing Date will be delayed, in order to schedule such meeting as soon as practicable following the Closing Date. The Parties shall take all actions necessary or advisable to secure the vote or consent of shareholders required by applicable Law to effect the actions contemplated by this Section 4.2.
          Section 4.3 Completion of the U.S. GAAP Financial Statements; Internal Controls; Disclosure Controls.
               (a) The Sellers shall use their best efforts to cause the Company to, as soon as practicable after the date of this Agreement and in any event prior to the Closing Date, (A) complete the U.S. GAAP Financial Statements and to provide its independent auditors all information reasonably requested by them in connection with preparation of their audit report on such U.S. GAAP Financial Statements. The Parties shall cooperate to develop and use their reasonable best efforts to implement: (i) a system of internal accounting controls sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with U.S. GAAP, and (ii) “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) required in order for the Chief Executive Officer and Chief Financial Officer of Parent to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder with respect to the Company Parties.
               (b) Sellers shall use their best efforts to cause the Company to promptly prepare and deliver to Parent and Purchaser prior to Closing the U.S. GAAP Financial Statements, certified by the Chief Executive Officer and the Chief Financial Officer of the Company.
          Section 4.4 Regulatory Approvals; Filings and Authorizations. Purchaser and Parent hereby undertake, agree and covenant with Sellers that Purchaser and Parent shall use their reasonable best efforts to apply for and obtain, as soon as practicable after the date of this Agreement (and in any event prior to the Closing Date), the Required Regulatory Approvals.
          Section 4.5 Performance Obligations. Parent and Purchaser shall, and Parent shall cause Purchaser to, and Sellers shall and shall use their reasonable best efforts to cause the Company to, comply with each Party’s respective obligations under the Transaction Documents to which they are a party.
          Section 4.6 Non-Solicitation.
               (a) Each Seller shall, and shall use reasonable best efforts to cause the Company and to cause the Company to cause to the Company Parties to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by such Seller, the Company Parties or its or their respective Representatives with respect to any proposed, potential or contemplated acquisition or sale of the Sale Shares (or all of the outstanding equity of the Company or material Assets of the Company), or any other transaction the consummation of which would prevent or materially delay any of the Transactions.
               (b) Each Seller hereby covenants and agrees that, except as contemplated by this Agreement, from the date hereof until the Closing Date (the “Exclusivity Period”), it shall not and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) solicit, initiate, participate in or encourage any inquiries, discussions, offers or proposals regarding a Transfer of any or all of the Sale Shares beneficially owned by such Seller (or all of the outstanding equity of the Company or any of the material Assets of the Company), (ii) provide nonpublic information to any Person or entity with respect to the Company Parties in connection with any such Transfer, (iii) continue, propose or enter into discussions or negotiations with respect to a Transfer of any or all of the Sale Shares beneficially owned by such Seller, (iv) offer to Transfer, Transfer or consent to any Transfer of, any or all of the Sale Shares beneficially owned by such Seller or any interest therein, except to one of the other Sellers (in which case such other Sellers’ obligations would extend to such shares transferred to it), (v) enter into any Contract, option or other agreement or understanding with respect to any Transfer of any or all of such Sale Shares or any interest therein, (vi) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Sale Shares except to one of the other Sellers, or (vii) deposit such Sale Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Sale Shares except with any other Seller.
               (c) Each Seller shall immediately notify Purchaser of receipt by it or, to its knowledge, a Company Party of any offer or proposal or indication of interest relating to an acquisition of any or all Sale Shares (or all of the outstanding equity of the Company or any of the material Assets of the Company), or any inquiry or contact by any third party with respect thereto (which notice shall identify the Person making the proposal and the material terms thereof) that such Seller or its Affiliates or its or their respective Representatives may receive during the Exclusivity Period.
               (d) In the event of a breach or a threatened breach of this Section 4.6, Purchaser shall be entitled to have recourse to any court in any jurisdiction for the purpose of interim relief and Sellers agree that damages may not be an appropriate and adequate remedy for a breach of this provision and Purchaser shall have the right to seek specific performance.
          Section 4.7 Non-Competition. In consideration for the sale of his Sale Shares, for a period beginning on the Closing Date and ending on the later of (i) the third anniversary of the Closing Date, (ii) two years following the time at which Prasad Nimmagadda is no longer on the Board of Directors of the Company and (iii) two years following the date or which Prasad Nimmagadda is no longer an employee of the Company, Prasad Nimmagadda and any entity directly or indirectly Controlled by Prasad Nimmagadda, shall not directly or indirectly:

               (a) engage in, continue in or carry on any Pharmaceutical Business, including owning any Controlling financial interest in any corporation, partnership, firm, entity or other form of business organization which is so engaged;
               (b) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm, entity or other form of business organization which engages or carries out any Pharmaceutical Business and is now or becomes a competitor of Parent or Purchaser or their respective Affiliates, in any aspect, including advertising or otherwise endorsing the products of any intermediary for any such competitor, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor; or
               (c) engage in any practice the purpose or effect of which is to evade the provisions of this Section 4.7;
               provided, however, that the foregoing shall not prohibit actions by Prasad Nimmagadda contemplated in this Agreement or the other Transaction Documents or the ownership of securities of corporations which are listed on a national securities exchange or traded in a national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The Parties agree that the geographic scope of this covenant not to compete shall extend throughout the U.S., Europe and Asia, and the Parties acknowledge that such territory is reasonable in light of the respective businesses of Purchaser and its Affiliates. In the event that a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected but shall remain in full force and effect, and any such over-broad provisions shall be deemed, without further action on the part of any Person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. For the avoidance of doubt, PN shall not be restricted from making investments in any businesses not in the Pharmaceutical Business.
          Section 4.8 Antitrust Filings; Reasonable Best Efforts.
               (a) Subject to the requirements of applicable antitrust Laws, Parent and Purchaser shall, and Sellers shall and shall use their reasonable best efforts to cause the Company to, as promptly as practicable after the date of this Agreement, (i) prepare and file or cause to be filed all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings, (iii) use their reasonable best efforts, in each case, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement or other Transaction Documents. Subject to the requirements of applicable antitrust Laws, Parent and Purchaser shall, and Sellers shall and shall use their reasonable best efforts to cause the Company to, use their respective commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties necessary to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease or other instrument to which Parent, Purchaser, Sellers and the Company Parties is or are a party or by which any of them is bound; provided, however, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and its Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party, and such approval shall not be unreasonably withheld or delayed; and each of Purchaser, Parent and the Sellers shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement or any other Transaction Document, in each case which appear in any material filing made in connection with the transactions contemplated hereby. Parent, Purchaser and Sellers agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.
               (b) Notwithstanding anything to the contrary in this Section 4.8, neither Parent nor the Company shall be required in order to resolve any objections asserted under antitrust Laws by any Governmental Authority with respect to the transactions contemplated by this Agreement to divest any of its businesses, product lines or Assets, or take or agree to take any other action or agree to any limitation or restriction.
          Section 4.9 Access to Information; Confidentiality.
               (a) Subject to the Parties’ reasonable determination regarding limitations required by applicable Law or contractual arrangements, Sellers shall and shall use their reasonable best efforts to cause the Company to, and to cause the Company to cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Purchaser, at their sole cost and risk, reasonable access at all reasonable times during normal business hours from the date hereof through the Closing Date to its officers, employees, agents, properties, facilities, books, records, Contracts and other Assets and shall furnish Parent and Purchaser all financial, operating and other data and information as Parent and Purchaser through their officers, employees or agents, may reasonably request. Subject to the Parties’ reasonable determination regarding limitations required by applicable law or contractual arrangements, Parent and Purchaser, at their sole cost and risk, may make such due diligence investigations as Parent and Purchaser shall deem necessary or reasonable, upon reasonable notice to the Company and without disruption or damage to Company’s operations or properties. Without limiting the foregoing, the Company Parties shall provide reasonable access with respect to information and personnel in connection with assessing and defending any action, suit, proceeding or investigations relating to the Transactions by any Governmental Authority, and use its reasonable best efforts to permit Parent to meaningfully participate in any proceedings, meetings or other communications relating thereto.
               (b) From and after the date of this Agreement, unless required by applicable Law and except as contemplated by this Agreement, each Seller shall, and shall cause each of their respective Affiliates to, keep confidential all proprietary or nonpublic information regarding the Purchaser.

          Section 4.10 No Solicitation, Resignations.
               (a) Prasad Nimmagadda, either acting on behalf of himself or as “Karta” of his HUF, and G2 Corporate Services Limited shall not at any time prior to two (2) years from the Closing Date, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any employee of the Company Parties as of the date hereof without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Sellers other than Prasad Nimmagadda, Prasad Nimmagadda-HUF and G2 Corporate Services Limited shall not at any time prior to two (2) years from the Closing Date, directly or indirectly, solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise), any Key Employee without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 4.10, the term “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment firms, open job fairs or otherwise provided that such searches are not focused or targeted on employees of the Company Parties.
               (b) Sellers shall use reasonable best efforts to obtain the written resignations of each director of the Company Parties listed on Section 4.10(b) of the Company Disclosure Schedule, effective as of the Closing Date.
          Section 4.11 Release of Company Obligations. The Sellers covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company, a general release and discharge, in mutually agreed form, releasing and discharging the Company from any and all obligations, except for any rights for indemnification as a director or employee of a Company Party and except for any rights that Prasad Nimmagadda may have as an employee for all amounts accrued but unpaid pursuant to his existing employment agreement with the Company from the date hereof through Closing in an amount not to exceed $850,000 in the aggregate.
          Section 4.12 Cooperation; Notification of Certain Matters. During the period from the date of this Agreement to the Closing, subject to applicable Law and contractual restrictions, the Parties shall confer on a regular basis with one another, confer on material operational matters, policies and practices with respect to the Company Parties, and promptly advise the other Parties orally and in writing of any change or event having, or which, insofar as can reasonably be expected, would have, individually or in the aggregate, a Material Adverse Effect, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein or could reasonably be expected to result in the failure to satisfy the conditions precedent to be complied with or satisfied by such Party hereunder; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article III or give rise to any right of termination under Article VII or any other right unless the underlying breach shall have given a right to such termination.
          Section 4.13 Further Assurances. Each of the Parties agrees to use its reasonable best efforts promptly to take or cause to be taken all actions and promptly do or cause to be done all things necessary, proper or advisable under applicable Law to consummate and make effective the Transactions in accordance with the Transaction Documents. Without limiting the foregoing, (a) each of the Parties will use its reasonable best efforts to make or cause to be made all filings with respect to, and to obtain, all Regulatory Approvals necessary in order to permit the consummation of the Transactions and (b) the Sellers shall use their reasonable best efforts and to cause the Company Parties to provide information to the Purchaser relating to such Seller or the Company Parties required for the Open Offer Documents (which information shall be true and correct in all material respects). Nothing in this Agreement shall require the Parties to take any action other than in accordance with applicable Law.
          Section 4.14 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.
          Section 4.15 Compliance. Purchaser and Parent shall comply with the provision of the Takeover Code, including making and completing the Open Offer in a timely manner following the execution of this Agreement and in accordance with the provisions of the Takeover Code. Without limiting the generality of the foregoing, Parent’s or Purchaser’s Open Offer shall not be permitted to have a minimum tender condition.
          Section 4.16 Directors Indemnification; Insurance.
               (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing Date, a director or officer of any Company Party or who is or was serving at the request of such Company Party as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, (i) the fact that he is or was a director or officer of such Company Party prior to the Closing Date or (ii) this Agreement or any of the other Transaction Documents, whether asserted or arising before or after the Closing Date, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of any Indemnified Party shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Closing Date. Without limiting the foregoing, in the event that any Claim is brought against any Indemnified Party (whether arising prior to or after the Closing Date), (x) Parent shall have the right after the Closing Date to assume or direct a Company Party to assume the defense thereof with legal counsel of Parent’s choosing, and Parent or such Company Party, as applicable, shall not be liable to such Indemnified Party for any legal expenses of other counsel or any expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party may employ counsel of its own choosing, and Parent or such Company Party, as applicable, shall advance to such Indemnified Party reasonable legal expenses of such counsel, if such

Indemnified Party would have separate legal defenses available to it; (y) the Indemnified Party shall cooperate with Parent or such Company Party, as applicable, in the defense of any such matter; and (z) Parent or such Company Party, as applicable, shall not be liable for any settlement of any claim effected without its written consent (which consent shall not be unreasonably withheld or delayed).
               (b) Parent and Purchaser shall cause each Company Party, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of such Company Party, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing Date, whether asserted or claimed prior to, or at or after, the Closing Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of such Company Party.
               (c) Parent and Purchaser shall cause the individuals serving as officers and directors of any Company Party immediately prior to Closing to be covered for a period of six (6) years from Closing by the directors’ and officers’ liability insurance policy maintained by Parent or the relevant Company Party (provided, that Parent or the relevant Company Party may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) in each case, to the extent such liability insurance can be maintained or obtained at a cost equal to or less than 300% of the cost of such policy as of the date hereof with respect to acts or omissions occurring prior to Closing that were committed by such officers and directors in their capacity as such.
               (d) The provisions of this Section 4.16 shall survive Closing and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
          Section 4.17 Ancillary Agreements. Parent shall, and Sellers shall use their reasonable best efforts to cause the Company to, and to cause the Company to cause Docpharma to, negotiate in good faith and use its respective reasonable best efforts to enter into the Supply Agreement (with effect only in the event that the Open Offer closes, but the transactions contemplated hereunder do not close), within 45 days after the date hereof. The Parties shall enter into the other Transaction Documents to be signed at Closing to which they are parties as of or prior to Closing; provided that the Parties shall not be obligated to enter into Seller Employment Agreements with S. Srinivasan, Sanjeev Sethi, Dr. Hari Babu and C.S. Muralidharan to the extent that, after using reasonable best efforts to do so, the other parties to such agreement are unwilling to sign such agreements.
          Section 4.18 Existing Shareholders Agreements. Sellers agree to enforce all their respective rights and to comply with all the obligations under the Existing Shareholders Agreements that are reasonably necessary to comply with the covenants set forth in this Agreement.

          Section 4.19 Certain Company Actions. Sellers shall use their reasonable best efforts to cause the Company to amend, as promptly as practicable after the date hereof, all provisions of the Company’s existing employment agreement with Rajiv Malik, as well as any authorization of the Company Board of Directors and/or any power of attorney authorizing Mr. Malik to bind the Company, in each case to restrict Mr. Malik from taking any action that could result in the Sellers or the Company breaching any of the covenants under the Share Purchase Agreement or the Company Letter Agreement. If Mr. Malik believes it is prudent to take any such action, he or the Company shall obtain the prior written consent (not to be unreasonably withheld) of Parent before taking any such action.
ARTICLE V
SELLER REPRESENTATIONS AND WARRANTIES
          Each Seller, severally and not jointly and, for the purposes of Section 5.8 only, Prasad Nimmagadda severally hereby represents and warrants to, and covenants and agrees with, Purchaser as of the date hereof, and after giving effect to all of the Transactions being contemplated on the Closing Date, as of the Closing Date (except where such representation or warranty speaks by its terms to a different date in which it shall be true and correct in all material respects as of such date) with the same force and effect as if made at and as of such time, as follows:
          Section 5.1 Authority. Such Seller has full power and authority, and Prasad Nimmagadda represents that he has the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document executed or to be executed by it and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors. Except as set forth in Section 5.1 of the Sellers Disclosure Schedule, there is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Seller is a trustee, or any party to any other agreement or arrangement, whose consent is required for the execution and delivery of this Agreement or the consummation by such Seller of the Transactions.
          Section 5.2 Capital Stock; Ownership; No Liens; No Claims.
               (a) Such Seller is the owner of the Sale Shares set forth opposite its or his name on Schedule I hereto. Such Seller has sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Sale Shares, with no limitations, qualifications or restrictions on such rights other than pursuant to the Existing Shareholders Agreements, subject to applicable securities Laws and the terms of the Transaction Documents.
               (b) Except as set forth in Section 5.2(b) of the Sellers Disclosure Schedule, all of the Sale Shares held by such Seller are fully paid and beneficially owned by it free and clear from all Liens, and such Seller has full right, power and authority to sell, Transfer, convey and deliver to Purchaser good, valid and marketable title to such number of Sale Shares set out opposite its name in Schedule I hereto in accordance with the terms of this Agreement.
               (c) The Sale Shares held by such Seller are not the subject matter of any claim, action, suit, investigation or other proceeding or Judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.
          Section 5.3 No Conflict or Violation. None of the execution and delivery by such Seller of this Agreement or any other Transaction Document to which such Seller is a party, the consummation of the transactions contemplated by this Agreement or such Transaction Document(s) or compliance by such Seller with any of the provisions hereof or thereof will (a) assuming all Required Regulatory Approvals have been obtained or made, violate any applicable Law to which such Seller is subject, (b) require any consent, notice or approval under, conflict with, result in a breach of or constitute a default under any material Contract, agreement or instrument to which such Seller is a party, or under such Seller’s Charter Documents, if such Seller is a legal entity, or (c) result in the creation of any Lien (other than any Lien in favor of Purchaser) upon any of the Sale Shares, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 5.3 of the Sellers Disclosure Schedule and except in respect of filings to be made under the Foreign Exchange Management Act, 1999 or the regulations made thereunder or under the rules and regulations made by the SEBI, no consent, waiver, approval, order, permit or authorization or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the compliance by such Seller with any of the provisions hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          Section 5.4 Outstanding Obligations.
Such Seller has not entered into or undertaken or admitted or accepted for or on behalf of the Company any agreement, Contract, deed, instrument, transaction, commitment, obligation or Liability which is singly or in the aggregate material to the business and operations of the Company and its Subsidiaries taken as a whole which has not been duly disclosed to, if required by Law or the Charter Documents of the Company, or approved or ratified by the Board of Directors of the Company.
          Section 5.5 Legal Proceedings. Except as set forth in Section 5.5 of the Sellers Disclosure Schedule, there are no, and since January 1, 2003, have not been any Actions pending or, to the knowledge of Sellers, threatened against such Seller which (i) could reasonably be expected to result in a Material Adverse Effect or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement. No Seller is subject to any Judgment, decree, injunction or order of any Governmental Authority that constitutes a Material Adverse Effect.
          Section 5.6 Brokers’ Fees.

     Except as set forth in Section 5.6 of the Sellers Disclosure Schedule, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, expense or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller for which any of the Company Parties or Purchaser has or will have any Liability.
          Section 5.7 Absence of Certain Interests of Related Parties.
               (a) Such Seller (i) does not own or have any proprietary, financial or other interest, direct or indirect, in whole or in part, in any material Intellectual Property or any other material Asset or property which any Company Party owns, possesses or uses in its business as now or proposed to be conducted, or is not involved in any business arrangement or relationship with any Company Party which is material to the business and operations of the Company Parties taken as a whole, or (ii) is not indebted to any Company Party, and no Company Party is indebted or has any other Liability to any such Person.
               (b) There is no Indebtedness or other Liabilities (not disclosed in the Financial Statements or, as of the Closing, the U.S. GAAP Financial Statements) owed by any Company Party to such Seller.
          Section 5.8 Company Representations and Warranties. To Prasad Nimmagadda’s actual knowledge, the representations and warranties made by the Company in the Company Letter Agreement were true and correct on and as of the date on which they were made and shall be true and correct on and as of the Closing Date except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Section 5.8, the term “actual knowledge” means the actual knowledge of Prasad Nimmagadda personally and shall not imply that Prasad Nimmagadda has conducted any independent inquiry or investigation with respect to the facts or absence thereof to which such actual knowledge relates.
          Section 5.9 Compliance with Laws. Such Seller has complied with all applicable Laws in all material respects in connection with the Transactions.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          As of the date hereof and as of the Closing Date, Parent and Purchaser hereby represent and warrant to Sellers as follows:
          Section 6.1 Organization. Parent and Purchaser are duly organized, validly existing and in good standing as legal entities under the Laws of the respective jurisdiction of their organization.
          Section 6.2 Authority. Parent and Purchaser have the full power and authority to execute and deliver this Agreement and each other Transaction Document executed or to be executed by it and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by Parent and Purchaser of their respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a legal, valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors.
          Section 6.3 Regulatory Approvals. No Regulatory Approvals are required in connection with the execution, delivery and performance of this Agreement by Parent and Purchaser, except as set forth in Section 6.3 of the Purchaser Disclosure Schedule.
          Section 6.4 Consents and Approvals; No Violations. None of the execution and delivery by Parent and Purchaser of this Agreement or any other Transaction Document to which Parent or Purchaser is a party, the consummation of the transactions contemplated by this Agreement or such Transaction Document(s) or compliance by Parent or Purchaser with any of the provisions hereof or thereof will (i) assuming all Required Regulatory Approvals have been obtained or made, violate any applicable Law to which Parent or Purchaser is subject, (ii) require any consent, notice or approval under, conflict with, result in a breach of or constitute a default under any material Contract, agreement or instrument to which Parent or Purchaser is a party, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) requires any consent under, or conflict with, Charter Documents of Parent. Except as set forth in Section 6.4 of the Purchaser Disclosure Schedule and except in respect of filings to be made under the Foreign Exchange Management Act, 1999 or the regulations made thereunder or under the rules and regulations made by the SEBI, no consent, waiver, approval, order, permit or authorization or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the compliance by Parent or Purchaser with any of the provisions hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          Section 6.5 Legal Proceedings. There are no, and since January 1, 2003, have not been any Actions pending or, to the knowledge of Parent or Purchaser, threatened against Parent or Purchaser which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other equitable relief with respect to, the transactions contemplated by this Agreement. Neither Parent nor Purchaser is subject to any Judgment, decree, injunction or order of any Governmental Authority, which would materially impair or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          Section 6.6 Financial Advisors and Brokers. Purchaser has not employed any Person who is or would be entitled to make any claim for any broker’s, finder’s or similar fee or commission against the Sellers or any Company Party.

          Section 6.7 Financing. Purchaser has or, on or prior to the Closing Date, will have the funds required to make payment of the Sale Consideration and the full consideration necessary to consummate the other Transactions.
          Section 6.8 Ownership of Purchaser. Purchaser is and as of the Closing will be an indirect wholly owned subsidiary of Parent.
          Section 6.9 Investments in India. Neither Parent nor Purchaser nor any of their Affiliates is or was party to any joint-venture or similar business arrangement in India in the same business operated by the Company through any investment in shares, interests, rights, Indebtedness or through any other Contract or arrangement.
          Section 6.10 Compliance with the Law. Parent and Purchaser have complied in all material respects with all applicable Laws in connection with the Transaction.
ARTICLE VII
TERMINATION
          Section 7.1 Termination. Subject to Section 7.2 hereof, this Agreement may be terminated, and the transactions contemplated hereby abandoned by notice in writing:
               (a) by Purchaser and the Sellers’ Agents, if Purchaser and the Seller’s Agents so mutually agree in writing;
               (b) by Purchaser, if there has been a breach on the part of Sellers of their representations, warranties, covenants or other obligations set forth in the Transaction Documents such that it would give rise to a failure of a condition to Closing set forth in Section 3.1; provided, however, that if such breach or misrepresentation is susceptible to cure, Sellers shall have thirty (30) days after receipt of notice from Purchaser of its intention to terminate this Agreement pursuant to this Section 7.1 in which to cure such breach or misrepresentation before Purchaser may so terminate this Agreement;
               (c) by any Sellers’ Agent, if there has been a breach on the part of Parent or Purchaser of its representations, warranties, covenants or other obligations set forth in the Transaction Documents such that it would give rise to a failure of condition to Closing set forth in Section 3.2; provided, however, that if such breach or misrepresentation is susceptible to cure, Purchaser shall have thirty (30) days after receipt of notice from the Sellers’ Agent of its intention to terminate this Agreement pursuant to this Section 7.1 in which to cure such breach or misrepresentation before the Sellers’ Agent may so terminate this Agreement;
               (d) by the written notice of either Seller or Purchaser to the other if the Closing shall not have occurred on or before March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party if the failure of such party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

               (e) by any Party if a Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and non-appealable or there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, provided; however, that the right to terminate the Agreement under this Section 7.1(e) shall not be available to any Party who has not used its reasonable best efforts to resist, resolve or lift, as applicable, (as contemplated by Section 4.8) any such order, decree, ruling or other action; or
               (f) by Purchaser, if there shall have been a Material Adverse Effect.
          Section 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1 or the Closing fails to occur for any reason and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and shall be of no further force and effect except that (i) the terms and provisions of this Section 7.2, Section 4.9(b), the first sentence of Section 4.17 and Article VIII shall remain in full force and effect and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that, nothing contained in this Section 7.2(a) shall relieve any party from liability for any intentional or willful breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, except for (i) those covenants or agreements of the Parties in the Agreement which by their terms contemplate performance after the Closing Date, which shall survive until fully performed, and (ii) the representation and warranties contained in Section 5.8, which shall survive the Closing until the later of (x) one (1) year from the date hereof and (y) two months following the completion of the audit of the Company’s financial statements for the fiscal year ending March 31, 2007, but no later than October 31, 2007. Except with respect to the representations and warranties contained in Section 5.8, the sole remedy for the breach of any of the representations or warranties given by a Party under this Agreement shall be the right of Sellers (if the breach is made by Parent or Purchaser) or of Purchaser (if the breach is made by any Seller) to terminate this Agreement or not to close the transactions hereunder and under the other Transaction Documents.
Notwithstanding any other provision of this Agreement, in no event will Prasad Nimmagadda be liable for breach of any representation or warranty contained in Section 5.8 (i) to the extent any information that, from the context presented, was reasonably apparent to be related to such breach, was provided to Parent or Purchaser in writing prior to Closing and (ii) for any amounts in excess of (x) $80 million minus (y) any amounts paid or to be paid under Section 4.5 of the Matrix Shareholders Agreement in the aggregate for all such liability.
          Section 8.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to PN Parties:
Mr. Prasad Nimmagadda
Plot No. D-19, Gayatri Arcade,
Vikrampuri, Kharkhana
Secunderabad 500 009 India
Attn: Mr. Prasad Nimmagadda
Fax: +91 90 663 366 01
If to NB Parties:
India Newbridge Investments Limited
301 Commerce Street, Suite 330
Fort Worth, TX 76102 U.S.A.
Attn: Jeffrey D. Ekberg
Fax: (817) 850-4084
If to Maxwell (Mauritius) Pte. Limited:
Maxwell (Mauritius) Pte. Limited
c/o Temasek Holdings
06-18 Tower the Atrium
Orchard 60B Orchard Road
Singapore
Attn: Tan Suan Swee
Fax: +65 6829 6199
with a copy (which shall not constitute notice) to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Daniel S. Sternberg
          David I. Gottlieb
Fax: (212) 225-3999

If to Parent or Purchaser:
Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attn: Chief Executive Officer
Fax: (724) 514-1870
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Eric L. Cochran
           Marie L. Gibson
Fax: (212) 735-2000
and a copy (which shall not constitute notice) to:
Luthra & Luthra
704-706 Embassy Centre, Nariman Point, Mumbai – 400 021
Attn: Mohit Saraf
Fax: + 91 22 6630 3700
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.
          Section 8.3 Interpretation. This Agreement is to be interpreted in accordance with the following rules of construction:
               (a) All definitions of terms apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
               (b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import refer to this Agreement (including all Exhibits and Schedules hereto) in its entirety and are not limited to any part hereof unless the context shall otherwise require. The word “or” is not exclusive and means “and/or.”
               (c) All references in this Agreement to Articles, Sections, subsections, Schedules and Exhibits are, respectively, references to Articles, Sections and subsections of, and Schedules and Exhibits attached to, this Agreement, unless otherwise specified.

               (d) All references to any Transaction Document are to such document as amended, modified or supplemented from time to time in accordance with its terms. All references to any other agreement or instrument or any Requirement of Law, License or similar item are to it as amended and supplemented from time to time (and, in the case of a Law, to any corresponding provisions of successor Laws), unless otherwise specified.
               (e) Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification “Business”) is a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next Business Day.
               (f) In the case of any time, period or date referred to in any provision of this Agreement, time shall be of the essence.
               (g) Any reference in this Agreement to “Rs.” means Rupees or its equivalent in any other currency.
               (h) References to “dollars” or “$” are to U.S. dollars.
               (i) References to the “employees” shall be deemed to include independent contractors holding managerial positions at Docpharma or its Subsidiaries.
               (j) The Parties and their respective legal counsel have participated in the drafting of this Agreement, and this Agreement will be construed simply and according to its fair meaning and without any presumption or prejudice for or against any Party.
               (k) The table of contents, section headings and bold face type contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.4 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with any stock exchange on which any securities of the Company are listed or quoted or any requirement of SEBI or any other Governmental Authority, none of the Parties (nor any of their respective Affiliates) shall, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the Transactions. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or the requirement of any stock exchange on which any securities of the Company are listed or quoted or any requirement of SEBI or any other Governmental Authority, the disclosing party shall consult with the other Parties, to the extent feasible, as to the content and timing of such public announcement or press release with respect to the Transactions. Unless otherwise agreed in writing by the other Parties, no Party shall, directly or indirectly, disclose or permit the disclosure of, the content of this Agreement or the other Transaction Documents or any of the terms or conditions regarding the Transactions, except (i) to Representatives of Purchaser or Parent in connection with the Transactions, (ii) to financial institutions, banks and sources of equity whose consent or financing must be obtained for the Transactions, (iii) as may already be in the public domain other than as a result of a breach of this Section 8.4 by any Party and (iv) as may be compelled in a judicial, regulatory or administrative proceeding or as otherwise required by Law or by a Governmental Authority (in which case the disclosing party shall notify the other Parties in writing promptly thereof).
          Section 8.5 Amendment; Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver shall be effective hereunder unless contained in a writing signed by the Party sought to be charged with such waiver. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          Section 8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and is for the sole benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the Parties or their respective successors and permitted assigns any rights, benefits, remedies, obligations or Liabilities under or by reason of this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of Law or otherwise) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), and any attempted assignment without the required consents shall be void. Notwithstanding the foregoing, Purchaser may, after informing the Sellers in writing, (i) assign this Agreement, in whole or in part, to any of its Affiliates and (ii) collaterally assign its rights under this Agreement to any Person providing financing related to the transactions contemplated hereby, but in no event shall any such assignment pursuant to this clause (i) and (ii) release Parent or Purchaser from its obligations hereunder.
          Section 8.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision outside of the jurisdiction of such court or to Persons or circumstances other than those as to which it has been held invalid, void or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
          Section 8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. In addition to any other lawful means of execution or delivery, this Agreement may be executed by facsimile signatures and may be delivered by the exchange of counterparts of signature pages by means of telecopier transmission.
          Section 8.9 Governing Law. This Agreement shall be governed by, and construed in accordance with the substantive the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

          Section 8.10 Specific Performance. Without prejudice to the right of the Parties to pursue other rights in respect of a breach of obligation hereunder, the Parties specifically acknowledge that monetary damages may not be an adequate remedy for violations of this Agreement, and that any Party shall be entitled to equitable relief, including injunctive relief and specific performance, in addition to any other remedies at Law or in equity that it may have, to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each Party waives any objection to the imposition of such relief.
          Section 8.11 Arbitration.
               (a) Any controversy, claim or dispute arising out of or relating to or in connection with this Agreement, including a dispute regarding the breach, termination, enforceability or validity hereof shall be finally resolved by binding arbitration in London before a panel of three arbitrators. The arbitration shall be administered by the International Chamber of Commerce (the “ICC”) under its Rules of Arbitration in effect at the time of the arbitration (the “Rules”), except as they may be modified herein by agreement of the Parties. The arbitration shall be conducted and the award shall be issued in the English language. Purchaser on the one hand, and the Sellers Agents, on the other hand, shall each nominate one arbitrator in accordance with the Rules. The two party-nominated arbitrators shall nominate a third arbitrator, who shall chair the arbitral tribunal, within thirty (30) days of the confirmation of the appointment of the second arbitrator. At the request of any Party, any arbitrator not timely appointed shall be appointed by the ICC International Court of Arbitration within thirty (30) days of the date of the request. An arbitral tribunal constituted in accordance with this Section 8.11 shall be referred to as a “Tribunal.” The award of the Tribunal shall be final and binding upon the Parties, and shall not be subject to any appeal or review, except in accordance with the Rules and the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958.
               (b) Any Party shall have the right to have recourse to and shall be bound by the Pre-Arbitral Referee Procedure of the ICC in accordance with the Rules for a Pre-Arbitral Referee Procedure. Without prejudice to such provisional remedies as may be available under the Pre-Arbitral Referee Procedure, the Tribunal shall have full authority to award damages for the failure of any Party to respect the Tribunal’s orders granting the same relief as the Pre-Arbitral Referee Procedure.
               (c) There shall be limited documentary discovery consistent with the expedited nature of arbitration. The Tribunal shall have the authority to award any remedy of relief in accordance with the terms of the Agreement and the Laws of the State of New York including, without limitation, provisional or permanent injunctive relief and specific performance of any obligation created hereunder, except that the Tribunal shall not be empowered to award indirect, consequential, punitive, multiple or exemplary damages, and the Parties hereby waive any right to such damages. Judgment upon the award rendered may be entered in any court having jurisdiction over any of the Parties or any of their assets.
               (d) Each of the Parties hereby submits unconditionally to the non-exclusive jurisdiction of the state and federal courts of the State of New York for purposes of (i)

enforcing the agreement to arbitrate pursuant to this Section 8.11, (ii) seeking provisional or ancillary remedies and relief in aid of arbitration and (iii) entry of Judgment upon any arbitral award made pursuant hereto, and waives any objection to the venue of any proceeding in any such court or that any such court provides an inconvenient forum and consents to the service of process upon it in connection with any proceeding instituted under this Section 8.11 in the same manner as provided for the giving of notice hereunder.
               (e) Each of the Parties participating in an arbitration pursuant to the terms of this Agreement shall, subject to the award of the Tribunal, pay an equal share of the arbitrators’ fees and expenses and the fees and expenses of the ICC. The Tribunal shall have the power to award recovery of all costs (including reasonable attorneys’ fees, administrative fees, arbitrators’ fees and expenses) to the prevailing Party.
               (f) In order to facilitate the comprehensive resolution of related disputes, all claims between any of the Parties that arise under or in connection with this Agreement and/or any other Transaction Document may be brought in a single arbitration. Upon the request of any Party to such arbitration, the arbitral tribunal for such proceeding shall consolidate any arbitration proceeding instituted under this Agreement and/or any other Transaction Document with any other arbitration proceeding instituted under this Agreement and/or any other Transaction Document, if such tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings and (ii) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the Tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement and/or any other Transaction Document, the ruling of the tribunal constituted first in time shall control. Such tribunal shall serve as the tribunal for any consolidated arbitration, unless any Party objects within twenty (20) days of receipt of the order of consolidation, in which case the ICC International Court of Arbitration shall select three (3) new arbitrators for the consolidated arbitration. Any such order of consolidation issued by such tribunal shall be final and binding upon the parties to the arbitrations. The parties to such arbitrations waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the Rules or in any court. The Parties agree that upon receipt of such an order of consolidation, they will promptly dismiss any arbitration brought under this Section 8.11 or any other Transaction Document, the subject of which has been consolidated into another arbitral proceeding under this Section 8.11.
               (g) The Parties hereby agree to exclude the applicability of Part I of the Indian Arbitration and Conciliation Act, 1996.
          Section 8.12 Sellers’ Agent. NB Parties hereby appoint India Newbridge Investments Limited (who may be replaced by the written consent of each of NB Parties with prior notice to Purchaser) (the “NB Agent”), and the PN Parties hereby appoint Prasad Nimmagadda (who may be replaced by the written consent of each of the PN Parties with prior notice to Purchaser) (the “PN Agent,” and, together with the NB Agent and MX, the “Sellers’ Agents”) as its respective sole representative and attorney-in-fact with power to sign, on its respective behalf, all modifications, amendments, consents, notices and waivers related to this Agreement and the other Transaction Documents, and to act on behalf of it and as the representative with respect to any matter set forth or related to this Agreement or the other Transaction Documents. Any action of any Sellers’ Agent shall be evidenced in writing. Subject to the first sentence of this Section 8.12, the appointments and grants of authority and power are coupled with an interest in, and are in consideration of, the mutual covenants made herein. The actions and decisions of each Sellers’ Agent are hereby affirmed, ratified, confirmed and approved by its relevant appointing Seller in all respects. Purchaser shall be entitled to rely exclusively upon any communications or writings given or executed by the relevant Sellers’ Agent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by such Sellers’ Agent.
          Section 8.13 Entire Agreement. This Agreement (together with the other Transaction Documents and the Exhibits and Schedules hereto) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter hereof; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective term and this Agreement.
          Section 8.14 No Joint and Several Liability. The obligations of the Sellers set forth in this Agreement are individual to each Seller and are not joint and several, and no liability shall be attributed to any particular Seller for the breach of any provision of this Agreement by another Seller.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be duly executed as of date first above written.

MYLAN LABORATORIES INC.
By:	/s/ Robert J. Coury
	Name:	Robert J. Coury
	Title:	Vice Chairman and CEO

MP LABORATORIES (MAURITIUS) LIMITED
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Director

PRASAD NIMMAGADDA
/s/ Prasad Nimmagadda

PRASAD NIMMAGADDA-HUF
By:	Prasad Nimmagadda
	Name:	Prasad Nimmagadda
	Title:	Karta

G2 CORPORATE SERVICES LIMITED
By:	Prasad Nimmagadda
	Name:	Prasad Nimmagadda
	Title:	Authorized Signatory

INDIA NEWBRIDGE INVESTMENTS LIMITED
By:	/s/ Jeffrey D. Ekberg
	Name:	Jeffrey D. Ekberg
	Title:	Director

INDIA NEWBRIDGE PARTNERS FDI LIMITED
By:	/s/ Jeffrey D. Ekberg
	Name:	Jeffrey D. Ekberg
	Title:	Director

INDIA NEWBRIDGE COINVESTMENT LIMITED
By:	/s/ Jeffrey D. Ekberg
	Name:	Jeffrey D. Ekberg
	Title:	Director

MAXWELL (MAURITIUS) PTE LIMITED
By:	/s/ Tan Suan Swee
	Name:	Tan Suan Swee
	Title:	Director

SPANDANA FOUNDATION
By:	/s/ Prasad Nimmagadda
	Name:	Prasad Nimmagadda
	Title:	Authorized Signatory

SCHEDULE I
List of Sellers1

		Pro Rata Percentage of
Seller	Number of Sale Shares	Shares Outstanding
PRASAD NIMMAGADDA	12,770,010	8.304%

PRASAD NIMMAGADDA-HUF	600,000	0.390%

G2 CORPORATE SERVICES LIMITED	5,222,182	3.396%

INDIA NEWBRIDGE COINVESTMENT LIMITED	7,666,670	4.986%

INDIA NEWBRIDGE PARTNERS FDI LIMITED	4,600,000	2.991%

INDIA NEWBRIDGE INVESTMENTS LIMITED	26,664,550	17.340%

MAXWELL (MAURITIUS) PTE. LIMITED	19,664,560	12.788%

SPANDANA FOUNDATION	2,000,000	1.300%

TOTAL	79,187,972	51.495%

[1]	Prasad Nimmagadda may transfer Sale Shares among Prasad Nimmagadda – HUF and G2 Corporate Services, Limited, provided that the total number of Sale Shares and Percentage of Shares Outstanding remains unchanged in total, so long as Mr. Prasad obtains the prior written consent of Parent, not to be unreasonably withheld.

EXHIBIT A
Form of Opinion of the Outside Indian Counsel to the Company
          On the basis of appropriate and customary assumptions and qualifications, the legal opinion(s) to be delivered at Closing will address each of the following matters (capitalized terms shall have the meaning given to them in the Share Purchase Agreement):
1. Due organization and valid existence of the Company under the Laws of India.
2. The Company has full corporate power to execute and deliver each of the Transactions Documents to which it is a party.
3. The Company has taken all appropriate and necessary corporate actions to approve the Transactions.
4. The execution, delivery and performance of the Company Letter Agreement by the Company, and the consummation of the Transactions to which the Company is a party, will not conflict with any provision of the Company’s Articles of Association.

A-1